UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 22, 2011

OLIN CORPORATION
(Exact name of registrant as specified in its charter)

Virginia	1-1070	13-1872319
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

190 Carondelet Plaza, Suite 1530 Clayton, MO (Address of principal executive offices)	63105-3443 (Zip Code)

(314) 480-1400 (Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05                      Costs Associated with Exit or Disposal Activities.

On December 10, 2010, Olin Corporation (the “Company”) filed a Current Report on Form 8-K regarding estimated charges that it expected to incur in connection with conversion of its Charleston, TN facility and the reconfiguration of its Augusta, GA facility.  On January 31, 2011, the Company filed a Current Report on Form 8-K/A in which it increased its total estimate by $5 million.  On July 22, 2011, the Company increased its total estimate by $10 million, as set forth in the table below.  The Company expects to incur these additional pretax restructuring charges related to the implementation of the plans to exit the use of mercury cell technology in the chlor alkali manufacturing process through 2014.

Description	Estimate Reported on January 31, 2011	Current Estimate Reported on July 22, 2011
Restructuring Costs Related to Mercury Cell Transition Plan	($ in millions)
Write-off of equipment and facilities	$17.5	$17.5
Employee-related costs	2.8	5.8
Asset retirement obligations	6.7	6.7
Facility exit costs	—	7.0
Lease and other contract termination costs	1.0	1.0
Total	$28.0	$38.0

The total forecasted costs may change as the conversion and reconfiguration and related actions are completed.

Safe Harbor Statement

This report contains forward-looking statements, including those regarding the effect of the conversion of 260,000 tons of mercury cell capacity at our Charleston, Tennessee facility to 200,000 tons of membrane capacity and the discontinuation of chlor alkali manufacturing at our Augusta, Georgia facility and the expected amount of costs and/or charges. All forward-looking statements are based on management’s estimates, projections and assumptions as of the date hereof and include the assumptions that underlie such statements. These statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including but not limited to, the Company’s ability to convert and shut down the operations discussed in this filing in a timely and effective manner; changes in the Company’s business requirements; and other risks described in the Company’s SEC filings. The Company undertakes no obligation to revise or update any forward-looking statements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OLIN CORPORATION

By:           /s/ George H. Pain
Name:  George H. Pain
Title:    Senior Vice President, General Counsel and Secretary

Date:  July 22, 2011